HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, hnicorp.com
News Release

HNI CORPORATION REPORTS THIRD QUARTER 2026 RESULTS
Top Line Growth, Management of Cost and Expenses Drive Strong Third Quarter
•Q3 GAAP diluted EPS was $1.23 (+39.8% YoY). On a non-GAAP basis, diluted EPS was $1.62 (+47.3% YoY).
•Profit improvement versus the prior year was driven by the Steelcase acquisition, operational productivity benefits, price-cost, and organic volume growth in both segments.
•Net sales for the third quarter of 2026 were in line with HNI's expectations.
•Encouraging demand trends — Workplace Furnishings Q3 orders were up six percent year-over-year, while Residential Building Products Q3 orders grew four percent versus the same period of 2025.
•Low-single-digit organic net sales growth expectations remain for both segments for the full year 2026.
•Non-GAAP diluted EPS growth of 20-25 percent expected in 2026 — the fifth straight year of double-digit non-GAAP diluted EPS growth.
•Multiple years of elevated EPS growth visibility remain from sales growth initiatives, cost actions, and manufacturing network optimization, plus at least $130 million of Steelcase synergies when fully mature.

MUSCATINE, Iowa (November 3, 2026) – HNI Corporation (NYSE: HNI) today announced net sales of $1.6 billion and net income of $90.0 million for the third quarter ended October 3, 2026. Non-GAAP net income was $118.7 million. Non-GAAP to GAAP reconciliations follow the financial statements in this release.
Highlights
•Strong third quarter results. GAAP diluted EPS totaled $1.23 and non-GAAP diluted EPS of $1.62 well exceeded internal expectations. SG&A cost management, price-cost benefits, investment timing, and productivity savings more than offset slightly lower-than-expected volume growth to drive the upside. GAAP results include the impact of Steelcase purchase accounting, the details of which can be found later in the release.
•Top line backdrop remains strong. Workplace Furnishings segment volume growth turned positive in the third quarter, with volume growth and price recognition driving organic net sales growth of six percent. In Residential Building Products, the benefits of structural changes organizing around the consumer and growth investments drove continued market outperformance, with volume- and price-driven net sales growth of nearly five percent.
•Multiple sources of margin improvement and EPS visibility. Cost management initiatives and efforts to streamline priorities across the organization to focus on profitable growth are expected to deliver improved profitability over the remainder of 2026 and in 2027, despite ongoing geopolitical and macro uncertainty. Further, the Corporation continues to expect manufacturing network optimization savings in its legacy Workplace Furnishings businesses to total nearly $30 million (adding an expected $0.30 to non-GAAP diluted EPS) in 2026 through 2028. In addition, synergies associated with the integration of Steelcase are progressing ahead of plan and are now expected to add at least $130 million of operating profit when fully mature.
“Volume growth returned in both segments in the third quarter. In addition to the benefits of operating leverage from higher volume, cost and expense management and the net benefits of price-cost and productivity drove third quarter results that significantly exceeded our expectations. Our members continue to demonstrate focus and diligence. Encouragingly, our internal leading indicators — pre-order activity, orders, and backlog — continue to provide reasons to be optimistic. The positive momentum of our strategies — both revenue- and cost-focused, the benefits of our diversified revenue streams, the merits of our customer-first business model, and the integration of Steelcase continue to deliver strong shareholder value.
“In the legacy Workplace Furnishings businesses, our profit transformation efforts are working, and revenue is growing. Workplace Furnishings segment GAAP operating margin was 15 percent, an improvement of 250 basis points year-over-year. Non-GAAP operating margin, excluding Steelcase, expanded 390 basis points year-over-year, reaching a third quarter record of 16 percent; and when including Steelcase, non-GAAP operating income was more than double the prior-year level. Excluding Steelcase, third quarter net sales were up nearly six percent year-over-year. Growth was fueled in large part by our businesses focused on contract customers, and we remain bullish about the industry backdrop. Looking ahead, we expect year-over-year revenue to grow in the fourth quarter in our legacy Workplace Furnishings businesses.
"At Steelcase, our integration efforts are on track, with synergy capture ahead of plan, and net sales and orders improved on a year-over-year basis. We now expect total synergies to reach at least $130 million when fully mature, with the original $120 million target now expected to be achieved by the end of year four. In the near term, the synergy upside will be partially offset by temporary price-cost pressure from accelerating inflation. We expect our pricing actions will bring a return of price-cost neutrality in 2027. In addition, in Steelcase's international markets, the benefits of ongoing cost actions and profit improvement plans are being partially offset by geopolitical turmoil, slowing the rate of earnings improvement in 2026. We will continue to aggressively manage the cost structure and profitability in these markets.
“In Residential Building Products, our organizational realignment and growth initiatives are working and fueled five percent net sales growth in the quarter — strong results given the challenging housing backdrop. Our top line performance was driven by revenue from the remodel-retrofit business, which increased double-digits year-over-year and more than offset modest market-driven weakness in our new construction channel. The top-line strength and our lean operating model drove operating margin and profit upside, with 180 basis points of margin expansion and 16 percent profit growth, on a year-over-year basis. We remain encouraged about the opportunities tied to our growth initiatives, despite expectations of ongoing housing market headwinds. We continue to invest to grow our unique operating model and diversified revenue streams, including go-to-market changes to organize around our customers.
“The strength of our growth strategies and ability to stay focused on our profit levers, despite ongoing macroeconomic uncertainty, was evident in our third quarter results. We expect strong profit growth again in the fourth quarter, driven by the Steelcase acquisition, operational productivity gains and organic revenue growth,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Third Quarter Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	October 3, 2026	September 27, 2025	Change
GAAP
Net Sales	$1,592.9	$683.8	133%
Gross Profit %	42.6%	42.1%	50	bps
SG&A %	33.5%	31.3%	220	bps
Acquisition and Related Costs	$0.9	$8.3	NM
Restructuring and Impairment Charges	$7.3	$0.8	NM
Operating Income	$136.7	$64.6	112%
Operating Income %	8.6%	9.4%	-80	bps
Effective Tax Rate	25.8%	28.2%
Net Income %	5.6%	6.0%	-40	bps
EPS – diluted	$1.23	$0.88	39.8%

Non-GAAP
Gross Profit %	42.8%	42.2%	60	bps
SG&A %	31.9%	31.3%	60	bps
Operating Income	$173.1	$74.0	134%
Operating Income %	10.9%	10.8%	10	bps
Effective Tax Rate	24.7%	24.4%
EPS – diluted	$1.62	$1.10	47.3%

HNI Corporation – Third Quarter Impact of Steelcase Acquisition
(Dollars in millions, except per share data)
	Three Months Ended
	October 3, 2026			September 27, 2025
GAAP	Legacy HNI	Steelcase	Consolidated HNI	Consolidated HNI	Legacy Change		Consolidated Change
Net Sales	$722.3	$870.6	$1,592.9	$683.8	5.6%		133%
Gross Profit	$320.5	$358.0	$678.5	$288.1	11.3%		136%
Gross Profit %	44.4%	41.1%	42.6%	42.1%	230	bps	50	bps
SG&A	$225.1	$308.5	$533.6	$214.4	5.0%		149%
SG&A %	31.2%	35.4%	33.5%	31.3%	-10	bps	220	bps
Acquisition and Related Costs	$0.8	$0.1	$0.9	$8.3	NM		NM
Restructuring and Impairment Charges	$5.9	$1.4	$7.3	$0.8	NM		NM
Operating Income	$88.7	$48.0	$136.7	$64.6	37.3%		112%
Operating Income %	12.3%	5.5%	8.6%	9.4%	290	bps	-80	bps
Effective Tax Rate	23.3%	31.5%	25.8%	28.2%
Net Income (loss)	$64.7	$25.3	$90.0	$41.2	56.9%		118%
EPS - diluted			$1.23	$0.88			39.8%

Non-GAAP
Gross Profit	$324.0	$358.0	$681.9	$288.3	12.4%		137%
Gross Profit %	44.9%	41.1%	42.8%	42.2%	270	bps	60	bps
SG&A	$225.2	$283.6	$508.8	$214.4	5.0%		137%
SG&A %	31.2%	32.6%	31.9%	31.3%	-10	bps	60	bps
Operating Income	$98.8	$74.3	$173.1	$74.0	33.6%		134%
Operating Income %	13.7%	8.5%	10.9%	10.8%	290	bps	10	bps
Effective Tax Rate	24.7%	24.7%	24.7%	24.4%
EPS - diluted	$1.47		$1.62	$1.10	33.6%		47.3%

HNI Corporation — Third Quarter Summary Comments
•Consolidated net sales increased 133 percent from the prior-year quarter to $1.6 billion, driven by the acquisition of Steelcase in December 2025. On an organic basis, net sales increased 5.6 percent year-over-year. The acquisition of Steelcase during the fourth quarter of 2025 and the acquisition of a workplace furnishings dealer in the current quarter increased year-over-year net sales by $870.6 million. A reconciliation of organic net sales, a non-GAAP measure, to net sales follows the financial statements in this release.
•Gross profit margin expanded 50 basis points compared to the prior-year quarter. The increase was driven by favorable price-cost and improved net productivity, which were partially offset by impacts from the acquisition of Steelcase.

•Selling, general, and administrative expenses as a percentage of net sales increased 220 basis points compared to the prior-year quarter. The increase was driven by impacts from the acquisition of Steelcase and higher input costs, partially offset by higher net sales.
•Acquisition and related costs of $0.9 million were recorded during the current period in connection with the acquisition of Steelcase. Acquisition costs consist of retention compensation and other professional service fees.
•Non-cash purchase accounting totaled $24.8 million for the current quarter related to the Steelcase acquisition, which were included in operating expenses and related to amortization of intangibles.
•Restructuring and impairment charges of $7.3 million were incurred in the current quarter, primarily related to structural cost actions.
•Income tax rate comparability versus the same quarter of 2025 was primarily impacted by matters associated with the acquisition of Steelcase, as a result of the impact of non-deductible transaction costs in the prior period.
•Net income per diluted share was $1.23 compared to $0.88 in the prior-year quarter. On a non-GAAP basis, net income per diluted share increased to $1.62 from $1.10 in the year-ago quarter. The increases were driven by favorable price-cost, improved net productivity, higher organic net sales volume, and impacts from the acquisition of Steelcase.

Workplace Furnishings – Third Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	October 3, 2026	September 27, 2025	Change
GAAP
Net Sales	$1,417.9	$516.9	174%
Operating Income	$131.7	$62.5	111%
Operating Income %	9.3%	12.1%	-280	bps

Non-GAAP
Operating Income	$166.6	$63.5	162%
Operating Income %	11.7%	12.3%	-60	bps

Workplace Furnishings – Third Quarter Impact of Steelcase Acquisition
(Dollars in millions)
	Three Months Ended
	October 3, 2026			September 27, 2025
GAAP	Legacy Workplace	Steelcase (excluding Corporate)	Total Workplace	Total Workplace	Legacy Change		Total Change
Net Sales	$547.3	$870.6	$1,417.9	$516.9	5.9%		174%
Operating Income	$80.1	$51.7	$131.7	$62.5	28.2%		111%
Operating Income %	14.6%	5.9%	9.3%	12.1%	250	bps	-280	bps

Non-GAAP
Operating Income	$88.6	$77.9	$166.6	$63.5	39.6%		162%
Operating Income %	16.2%	9.0%	11.7%	12.3%	390	bps	-60	bps

Workplace Furnishings — Third Quarter Summary Comments
•Workplace Furnishings net sales increased 174 percent from the prior-year quarter to $1.4 billion. On an organic basis, net sales increased 5.9 percent year-over-year. The acquisition of Steelcase during the fourth quarter of 2025 and the acquisition of a workplace furnishings dealer in the current quarter increased year-over-year net sales by $870.6 million.
•Workplace Furnishings operating profit margin of 9.3 percent contracted by 280 basis points versus the prior-year quarter, driven by impacts from the acquisition of Steelcase, purchase accounting, and increased restructuring costs, partially offset by favorable price-cost, improved net productivity, and net tariff impacts. On a non-GAAP basis, segment operating profit margin of 11.7 percent contracted 60 basis points year-over-year.

Residential Building Products – Third Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	October 3, 2026	September 27, 2025	Change
GAAP
Net Sales	$175.0	$166.9	4.8%
Operating Income	$34.7	$30.0	15.6%
Operating Income %	19.8%	18.0%	180	bps

Non-GAAP
Operating Income	$35.4	$30.0	18.0%
Operating Income %	20.2%	18.0%	220	bps

Residential Building Products — Third Quarter Summary Comments
•Residential Building Products net sales increased 4.8 percent from the prior-year quarter to $175.0 million, with improved sales in the remodel-retrofit channel partially offset by lower sales in new construction.
•Residential Building Products operating profit margin of 19.8 percent expanded 180 basis points compared to the prior-year quarter. On a non-GAAP basis, segment operating profit margin of 20.2 percent expanded 220 basis points year-over-year. The increases were driven by improved net productivity and higher net sales volume.

Third Quarter Order Rates
•In the Workplace Furnishings segment, orders in the third quarter increased six percent compared to the prior-year period. Order growth rates from contract customers solidly outperformed those from small and medium-sized businesses. Steelcase order growth was stronger than legacy Workplace Furnishings trends. Over the most recent five-week period, segment orders have continued to grow on a year-over-year basis.
•In the Residential Building Products segment, orders grew four percent compared to the third quarter of 2025. Solid remodel-retrofit order growth offset modest declines from the new construction channel. Over the most recent five-week period, segment orders have continued to grow on a year-over-year basis.

Outlook
•Fourth quarter net sales. The Corporation expects fourth quarter 2026 net sales in legacy Workplace Furnishings to increase at a low-single-digit rate year-over-year, including the negative impact of an extra week in 2025. Including Steelcase, total Workplace Furnishings net sales are expected to nearly double from the prior-year period. In Residential Building Products, fourth quarter 2026 net sales are expected to be roughly unchanged versus the same period in 2025, including the negative impact of an extra week in 2025. As a reminder, the Corporation's fiscal 2025 included an extra week in the fourth quarter. Specifically, the extra shipping days in the year-ago fourth quarter is estimated to create an approximate three percentage net sales growth headwind in the fourth quarter of 2026.
•Fourth quarter non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share for the fourth quarter of 2026 are expected to increase at a rate in the mid-20 percent range from fourth quarter 2025 levels. The addition of Steelcase, productivity savings, expense management, and tax planning are expected to more than offset year-over-year volume pressure, a temporary price-cost drag resulting from accelerating inflation, and continued investments to drive future growth.
•Double-digit non-GAAP diluted EPS growth again next year, with multiple years of elevated earnings growth visibility beyond 2027. We expect to achieve cumulative Steelcase synergies of $70 million by the end of 2027, with total synergies now expected to exceed $130 million when fully mature. In addition, we will continue to see the benefits of our legacy manufacturing network optimization savings — with the cumulative benefit expected to reach $20 million in 2027 and $30 million in 2028. In 2027, these items, along with anticipated price-cost recovery, productivity gains, and volume growth, are expected to more than offset pressure from items that benefited 2026 but will not recur, including tariff refunds and certain tax benefits.
•Balance sheet. The Corporation held a strong balance sheet position as of quarter end and is committed to maintaining significant financial flexibility to fund ongoing business investments to drive growth and payment of its longstanding dividend. Net debt levels were reduced meaningfully during the quarter as the Corporation continues to decrease leverage following the Steelcase acquisition.

Concluding Remarks
“Our members continue to manage our businesses well, delivering another strong quarter with improving top line trends and earnings that exceeded our expectations. Consistent with our previous outlook, we reported volume growth in Workplace Furnishings. Our Residential Building Products segment continued to deliver in the quarter, reporting volume growth despite persistent housing market softness. Moreover, our order patterns showed solid year-over-year improvement during the quarter.
"As we look to the fourth quarter, we expect year-over-year organic revenue growth in Workplace Furnishings. From a profitability perspective, our updated outlook calls for operating profit in our Workplace Furnishings segment to more than double versus the same period in 2025. This view is supported by both external macro and industry demand metrics, our internal pre-order data, and multiple cost and expense initiatives. In Residential Building Products, revenue is expected to be roughly unchanged versus the fourth quarter of 2025, representing continued outperformance relative to expectations of ongoing housing market softness. We expect our Residential Building Products segment to expand margins noticeably on a year-on-year basis in the fourth quarter of 2026.
“The integration of Steelcase is going well, and synergy capture is progressing ahead of expectations, although 2026 accretion will be offset by inflation and softness in our international markets. A new leadership team, strategic cost resets, and pricing actions have the business in a great position as we move toward 2027, and we remain confident in and expect significant accretion next year and beyond.
"The benefits of the Steelcase acquisition, the strength of our strategies, and our financial discipline are expected to continue to drive strong free cash flow — even as we manage through worsening inflation and war-driven revenue pressure internationally. And while we remain focused, conservative, and ready to adjust as required, our outlook continues to demonstrate our confidence in revenue growth, our ongoing profit growth visibility story, and our proven ability to manage through changing economic conditions.
“Our HNI members remain focused on driving growth and expanding margins. And we will continue to invest for the future with confidence,” concluded Mr. Lorenger.

Conference Call
As previously announced, HNI Corporation will host a conference call on Tuesday, November 3, 2026 at 10:00 a.m. (Central) to discuss third quarter fiscal year 2026 results. A live webcast of the call will be available at: https://edge.media-server.com/mmc/p/tej78ead/. Following the conclusion of the call, a webcast replay will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-presentations/events.

About HNI Corporation
HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 80 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, which involve risks and uncertainties. Any statements, plans, objectives, expectations, strategies, beliefs, or future performance or events to the extent they are not statements of historical fact are forward-looking statements. Words, phrases or expressions such as “anticipate,” “believe,” “could,” “confident,” “continue,” “estimate,” “expect,” “forecast,” “hope,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “possible,” “potential,” “predict,” “project”, “target,” “trend,” "will," and similar words, phrases or expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are based on information available and assumptions made at the time the statements are made. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Forward-looking statements in this release include statements regarding our expectations regarding fourth quarter 2026 segment net sales, organic net sales, operating profit, operating margins, and consolidated non-GAAP diluted earnings per share, as well as non-GAAP diluted earnings per share growth for full year 2026 and subsequent periods. Forward-looking statements in this release about HNI's acquisition of Steelcase in December 2025 (the "Steelcase acquisition") include, but are not limited to, statements about the benefits of the transaction, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts.
The following factors related to the Steelcase acquisition, among others, could cause actual results to differ materially from those expressed in or implied by forward-looking statements: the risk that the synergies and other benefits of the Steelcase acquisition may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, trade policy (including tariff levels), laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which HNI and Steelcase operate; any failure to promptly and effectively integrate the businesses of HNI and Steelcase; and potential adverse reactions to the transaction of HNI’s or Steelcase’s customers, employees or other business partners.
Additional important factors relating to HNI that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for HNI’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of HNI’s customers; HNI’s reliance on its network of independent dealers; changes in trade policy, including with respect to tariff levels; changes in raw material, component, or commodity pricing; market acceptance and demand for HNI’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on HNI’s financing activities; an inability to protect HNI’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside HNI’s control, including those that may result from the effects of climate change. A description of these risks and uncertainties and additional risks and uncertainties can be found in HNI’s annual report on Form 10-K for the year ended January 3, 2026, and subsequent quarterly and current reports filed with the Securities and Exchange Commission on Forms 10-Q and 8-K.
Forward-looking statements speak only as of the date they are made, and HNI does not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Net sales	$1,592.9	$683.8	$4,412.9	$1,950.6
Cost of sales	914.4	395.7	2,587.2	1,138.0
Gross profit	678.5	288.1	1,825.6	812.6
Selling and administrative expenses	533.6	214.4	1,581.5	637.4
Acquisition and related costs	0.9	8.3	8.6	8.3
Restructuring, impairment, and loss on divestiture	7.3	0.8	43.1	9.7
Operating income	136.7	64.6	192.4	157.2
Other non-operating income, net	4.0	—	8.3	—
Interest expense, net	19.4	7.2	63.8	18.9
Income before income taxes	121.3	57.4	136.8	138.3
Income taxes	31.3	16.2	34.5	34.9
Net income	90.0	41.2	102.3	103.4
Less: Net income attributable to non-controlling interest	0.0	—	0.0	0.0
Net income attributable to HNI Corporation	$90.0	$41.2	$102.3	$103.4

Average number of common shares outstanding – basic	72.3	45.8	72.0	46.3
Net income attributable to HNI Corporation per common share – basic(1)	$1.23	$0.90	$1.40	$2.23
Average number of common shares outstanding – diluted	72.5	46.7	72.1	47.3
Net income attributable to HNI Corporation per common share – diluted(1)	$1.23	$0.88	$1.40	$2.19

Foreign currency translation adjustments	$(3.7)	$0.1	$(10.9)	$6.3
Change in unrealized gains (losses) on marketable securities, net of tax	(0.2)	0.0	(0.3)	0.2
Change in pension and post-retirement liability, net of tax	—	—	—	2.0
Change in derivative financial instruments, net of tax	0.3	0.2	1.3	(0.5)
Other comprehensive income (loss), net of tax	(3.6)	0.3	(10.0)	8.1
Comprehensive income	86.4	41.5	92.3	111.5
Less: Comprehensive income attributable to non-controlling interest	0.0	—	0.0	0.0
Comprehensive income attributable to HNI Corporation	$86.4	$41.5	$92.3	$111.5
(1) The basic and diluted "Net income (loss) attributable to HNI Corporation per common share" for the periods presented are calculated using the two-class method due to participating securities.

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	October 3, 2026	January 3, 2026
Assets
Current Assets:
Cash and cash equivalents	$110.3	$209.2
Short-term investments	3.7	6.5
Receivables	704.0	571.1
Allowance for credit losses	(2.1)	(1.1)
Inventories, net	507.5	475.3
Prepaid expenses and other current assets	169.0	150.9
Total Current Assets	1,492.5	1,411.9
Property, Plant, and Equipment:
Land and land improvements	147.8	99.1
Buildings	649.4	529.1
Machinery and equipment	921.3	1,128.5
Construction in progress	65.0	58.5
	1,783.5	1,815.2
Less accumulated depreciation	(765.6)	(678.0)
Net Property, Plant, and Equipment	1,017.9	1,137.2
Right-of-use Finance Leases	13.1	11.3
Right-of-use Operating Leases	275.6	274.5
Goodwill and Other Intangible Assets, net	1,798.8	1,702.6
Other Assets	387.6	347.6
Total Assets	$4,985.5	$4,885.0
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$1,007.8	$1,016.4
Current maturities of debt	22.7	16.2
Current maturities of other long-term obligations	14.7	38.2
Current lease obligations - Finance	4.4	4.2
Current lease obligations - Operating	72.8	64.4
Total Current Liabilities	1,122.4	1,139.3
Long-Term Debt	1,331.8	1,276.9
Long-Term Lease Obligations - Finance	9.0	7.3
Long-Term Lease Obligations - Operating	217.0	224.6
Other Long-Term Liabilities	193.4	220.4
Deferred Income Taxes	236.4	180.9
Total Liabilities	3,110.0	3,049.5
Equity:
HNI Corporation shareholders’ equity	1,869.1	1,835.6
Non-controlling interest	6.4	—
Total Equity	1,875.5	1,835.6
Total Liabilities and Equity	$4,985.5	$4,885.0

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	October 3, 2026	September 27, 2025
Net Cash Flows From (To) Operating Activities:
Net income	$102.3	$103.4
Non-cash items included in net income:
Depreciation and amortization	211.8	75.4
Other post-retirement and post-employment benefits	2.6	0.8
Stock-based compensation	33.5	13.3
Deferred income taxes	15.9	25.9
Asset impairment charges	14.6	—
Loss on sale of subsidiary	—	6.6
Inventory step-up	31.3	—
Other – net	5.6	4.9
Net change in cash from operating assets and liabilities
Receivables	(95.6)	(18.7)
Inventories	(13.5)	(2.9)
Prepaid Expenses and Other	(42.9)	(7.3)
Accounts payable and accrued expenses	(40.9)	(4.6)
Income taxes payable	(1.9)	(0.2)
Increase (decrease) in other liabilities	(59.7)	2.4
Net cash flows from (to) operating activities	163.3	198.9

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(86.9)	(49.6)
Capitalized software	(4.2)	(1.3)
Acquisition, net of cash acquired	(24.1)	—
Purchase of investments	(2.9)	(2.1)
Sales or maturities of investments	6.5	3.2
Net proceeds from sale of subsidiary	—	8.1
Investment in Unconsolidated Affiliate Purchases	(46.4)	—
Investment in Unconsolidated Affiliate Proceeds	10.0	—
Proceeds from sale of property, plant, and equipment	19.3	3.5
Other – net	1.7	—
Net cash flows from (to) investing activities	(127.0)	(38.1)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(363.8)	(377.4)
Proceeds from debt	384.1	357.1
Dividends paid	(77.6)	(47.5)
Purchase of HNI Corporation common stock	(5.6)	(83.6)
Proceeds from sales of HNI Corporation common stock	7.4	3.3
Withholding related to net share settlements of equity based awards	(22.6)	(5.6)
Repayment of Company Owned Life Insurance policy loans	(56.0)	—
Other – net	(0.9)	(9.0)
Net cash flows from (to) financing activities	(135.0)	(162.6)

Net increase (decrease) in cash and cash equivalents	(98.7)	(1.8)
Cash, cash equivalents, and restricted cash at beginning of period (1)	217.9	22.5
Cash, cash equivalents, and restricted cash at end of period (1)	$119.3	$20.7
(1) Restricted cash as of October 3, 2026, September 27, 2025, and January 3, 2026 was $9.0 million, $2.4 million, and $8.8 million, respectively, and is included in "Other Assets" in the Consolidated Balance Sheets.
Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Net Sales:
Workplace furnishings	$1,417.9	$516.9	$3,927.1	$1,473.9
Residential building products	175.0	166.9	485.7	476.7
Total	$1,592.9	$683.8	$4,412.9	$1,950.6
Cost of Sales:
Workplace furnishings	$822.2	$304.1	$2,336.3	$875.9
Residential building products	92.2	91.6	251.0	262.1
Total	$914.4	$395.7	$2,587.2	$1,138.0
Selling and Administrative Expenses:
Workplace furnishings	$457.2	$149.5	$1,355.6	$442.6
Residential building products	47.6	45.3	141.2	135.9
General corporate	28.8	19.5	84.6	58.8
Total	$533.6	$214.4	$1,581.5	$637.4
Acquisition and Related Costs:
Workplace furnishings	$0.0	$—	$8.5	$—
General corporate	0.9	8.3	0.1	8.3
Total	$0.9	$8.3	$8.6	$8.3
Restructuring, Impairment, and Loss on Divestiture
Workplace furnishings	$6.8	$0.8	$35.9	$9.1
Residential building products	0.5	—	7.0	—
General corporate	—	0.0	0.3	0.6
Total	$7.3	$0.8	$43.1	$9.7
Operating Income (Loss):
Workplace furnishings	$131.7	$62.5	$190.8	$146.3
Residential building products	34.7	30.0	86.5	78.6
General corporate	(29.7)	(27.9)	(85.0)	(67.7)
Total	$136.7	$64.6	$192.4	$157.2
Other Non-Operating Income, net	4.0	—	8.3	—
Interest Expense, Net	19.4	7.2	63.8	18.9
Income Before Income Taxes	$121.3	$57.4	$136.8	$138.3

Depreciation and Amortization Expense:
Workplace furnishings	$62.3	$16.2	$186.7	$49.6
Residential building products	3.6	3.8	11.4	11.2
General corporate	4.5	4.9	13.7	14.7
Total	$70.4	$24.9	$211.8	$75.4
Capital Expenditures (including capitalized software):
Workplace furnishings	$23.6	$16.8	$78.4	$37.6
Residential building products	2.7	2.1	8.4	7.6
General corporate	0.1	0.7	4.3	5.6
Total	$26.4	$19.6	$91.1	$50.8
Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial measures as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of historical non-GAAP financial measures to the most directly comparable historical GAAP measures are included below. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures on a consolidated basis or for our segments: organic net sales; non-GAAP gross profit; non-GAAP operating income; non-GAAP operating profit; non-GAAP operating margin; non-GAAP interest expense; non-GAAP effective tax rate; non-GAAP net income; and non-GAAP net income per diluted share (EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. The effective tax rate used to calculate non-GAAP diluted EPS for the current-year quarter differs from the GAAP effective tax rate due to the impact of transaction costs associated with the acquisition of Steelcase, and non-GAAP diluted EPS for the prior-year quarter differs from the GAAP effective tax rate due to the impact of transaction costs associated with the then-pending acquisition of Steelcase.

The transactions excluded for purposes of non-GAAP financial information included in this earnings release include: restructuring charges recorded related to manufacturing network optimization which primarily consists of accelerated depreciation, asset disposals, and asset relocation; structural cost actions resulting in severance charges; an impairment charge related to a small residential building products business; the loss on sale of the HNI India business; purchase accounting costs associated with Steelcase; Steelcase acquisition costs; interest expense associated with bridge loan financing for the acquisition of Steelcase; and impairment costs related to the abandonment of the Steelcase multi-year ERP implementation.

This earnings release refers to our expectations regarding non-GAAP diluted EPS for the stated fiscal periods. The Corporation is unable to provide a reconciliation of these forward-looking non-GAAP measure to future EPS without unreasonable effort due to the uncertainty regarding, and to the potential variability of, many of the costs and expenses that could potentially impact diluted EPS calculated on a GAAP basis. These items include, but are not limited to, impairments, financial impacts from changes in legal, regulatory, and tax requirements, charges related to actions taken to improve future profitability, and the impact of acquisitions and divestitures, if any. These items necessary to reconcile forward-looking non-GAAP diluted EPS to diluted EPS could be material and have a significant impact on the Corporation’s results computed in accordance with GAAP.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	October 3, 2026			September 27, 2025
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Net sales as reported (GAAP)	$1,417.9	$175.0	$1,592.9	$516.9	$166.9	$683.8
% change from PY	174%	4.8%	133%

Less: Steelcase Inc. acquisition	856.6	—	856.6	—	—	—
Less: Dealer acquisition	14.1	—	14.1	—	—	—

Organic net sales (non-GAAP)	$547.3	$175.0	$722.3	$516.9	$166.9	$683.8
% change from PY	5.9%	4.8%	5.6%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	October 3, 2026
	Gross Profit	SG&A	Acquisition and Related Costs	Restructuring, Impairment, and Loss on Divestiture	Operating Income	Interest Expense	Tax	Net Income	EPS
As reported (GAAP)	$678.5	$533.6	$0.9	$7.3	$136.7	$19.4	$31.3	$90.0	$1.23
% of net sales	42.6%	33.5%	0.1%	0.5%	8.6%	1.2%		5.6%
Tax %							25.8%

Restructuring and other charges	3.5	(0.0)	—	7.0	10.4	—	2.6	7.8	0.11
Impairment	—	—	—	0.3	0.3	—	0.1	0.2	0.00
Acquisition and related costs	—	—	0.9	—	0.9	—	(1.1)	1.9	0.03
Purchase Accounting	—	24.8	—	—	24.8	—	6.1	18.7	0.26

Results (non-GAAP)	$681.9	$508.8	$—	$—	$173.1	$19.4	$39.0	$118.7	$1.62
% of net sales	42.8%	31.9%	—%	—%	10.9%	1.2%		7.5%
Tax %							24.7%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	September 27, 2025
	Gross Profit	SG&A	Acquisition and Related Costs	Restructuring, Impairment, and Loss on Divestiture	Operating Income	Interest Expense	Tax	Net Income	EPS
As reported (GAAP)	$288.1	$214.4	$8.3	$0.8	$64.6	$7.2	$16.2	$41.2	$0.88
% of net sales	42.1%	31.3%	1.2%	0.1%	9.4%	1.1%		6.0%
Tax %							28.2%

Restructuring charges	0.3	—	—	0.8	1.0	—	0.2	0.9	0.02
Acquisition Costs	—	—	8.3	—	8.3	1.4	0.2	9.5	0.20

Results (non-GAAP)	$288.3	$214.4	$—	$—	$74.0	$5.8	$16.6	$51.5	$1.10
% of net sales	42.2%	31.3%	—%	—%	10.8%	0.9%		7.5%
Tax %							24.4%

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	October 3, 2026
	Legacy HNI	Steelcase	Consolidated HNI
Gross Profit as reported (GAAP)	$320.5	$358.0	$678.5
% of net sales	44.4%	41.1%	42.6%

Restructuring charges recorded to cost of sales	3.5	(0.0)	3.5
Gross Profit (non-GAAP)	$324.0	$358.0	$681.9
% of net sales	44.9%	41.1%	42.8%

SG&A as reported (GAAP)	$225.1	$308.5	$533.6
% of net sales	31.2%	35.4%	33.5%

Restructuring and other charges	5.5	1.4	6.9
Purchase Accounting	—	24.8	24.8
SG&A (non-GAAP)	$225.2	$283.6	$508.8
% of net sales	31.2%	32.6%	31.9%

Operating income as reported (GAAP)	$88.7	$48.0	$136.7
% of net sales	12.3%	5.5%	8.6%

Restructuring and other charges	9.0	1.4	10.4
Impairment charges	0.3	—	0.3
Acquisition and related costs	0.8	0.1	0.9
Purchase Accounting	$—	$24.8	$24.8
Operating income (non-GAAP)	$98.8	$74.3	$173.1
% of net sales	13.7%	8.5%	10.9%

Tax as reported	$19.6	$11.7	$31.3
Effective Tax Rate	23.3%	31.5%	25.8%

Restructuring and other charges	2.2	0.4	2.6
Impairment charges	0.1	—	0.1
Acquisition and related costs	1.4	(2.5)	(1.1)
Purchase Accounting	—	6.1	6.1
Tax (non-GAAP)	$23.3	$15.7	$39.0
Effective Tax Rate (non-GAAP)	24.7%	24.7%	24.7%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	October 3, 2026
GAAP (as reported):	Legacy HNI		Consolidated HNI
Operating income	$88.7		$136.7
Other non-operating income, net	(0.3)		4.0
Interest expense, net	4.2		19.4
Income taxes (Legacy 23.3%, Consolidated 25.8%)	19.6		31.3
Net income	$64.7		$90.0
Average number of common shares outstanding – diluted	47.3	(1)	72.5
EPS - Diluted	$1.37	(1)	$1.23

Non-GAAP:
Operating income	$98.8		$173.1
Other non-operating income, net	(0.3)		4.0
Interest expense, net	4.2		19.4
Income taxes (Legacy 24.7%, Consolidated 24.7%)	23.3		39.0
Net income	$71.1		$118.7
Average number of common shares outstanding – diluted	47.3	(1)	72.5
EPS - Diluted	$1.47		$1.62
(1) The average number of common shares outstanding – diluted for the Legacy HNI business is a non-GAAP measure calculated by excluding the quarter-to-date average impacts of new issuances of HNI common stock (25.2 million) as a result of the acquisition of Steelcase Inc.

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	October 3, 2026			September 27, 2025
	Legacy Workplace Furnishings	Steelcase (excluding Corporate)	Total Workplace Furnishings	Total Workplace Furnishings
Operating income as reported (GAAP)	$80.1	$51.7	$131.7	$62.5
% of net sales	14.6%	5.9%	9.3%	12.1%

Restructuring and other charges	8.6	1.4	10.0	1.0
Acquisition and related costs	—	0.0	0.0	—
Purchase Accounting	—	24.8	24.8	—

Operating income (non-GAAP)	$88.6	$77.9	$166.6	$63.5
% of net sales	16.2%	9.0%	11.7%	12.3%

Residential Building Products Reconciliation
(Dollars in millions)
	Three Months Ended
	October 3, 2026	September 27, 2025	Percent Change
Operating income as reported (GAAP)	$34.7	$30.0	15.6%
% of net sales	19.8%	18.0%

Restructuring charges	0.4	—
Impairment charges	0.3	—

Operating income (non-GAAP)	$35.4	$30.0	18.0%
% of net sales	20.2%	18.0%

For Information Contact:
Vincent P. Berger, Executive Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898